Exhibit 8.1

Subsidiaries of the Registrant

Legal Name of Subsidiary	Jurisdiction of Organization	Footnote
Fastrunner Investments Limited	Cyprus
Finansovaya Platforma JVSC	Russia	1
iRealtor LLC	Russia
Mimons Investments Limited	Cyprus
MLSN LLC	Russia
N1.ru LLC	Russia
N1 Technologies LLC	Russia

1Controlled.